UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 13, 2016

Radian Group Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions  (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Notice of Redemption to the Holders of the Radian Group Inc. 9.000% Senior Notes due 2017

On July 13, 2016, Radian Group Inc. (the “Company”) delivered notices of redemption (the “Redemption Notices”) to all of the holders of its outstanding 9.000% Senior Notes due 2017 (the “Notes”), issued pursuant to that certain Senior Indenture, dated as of June 7, 2005, by and among the Company and U.S. Bank National Association, as successor trustee to Wells Fargo Bank, NA (the “Senior Indenture”), as supplemented by Officers’ Certificates, dated as of February 28, 2013 and dated as of June 15, 2013 (together with the Senior Indenture, the “Indenture”).  The Company will redeem the entire $195.5 million aggregate principal amount outstanding of the Notes.   The redemption date will be August 12, 2016 (the “Redemption Date”).

Pursuant to the Indenture, the Notes will be redeemed at a redemption price (the “Redemption Price”) equal to the greater of: (i) 100% of the aggregate principal amount of the outstanding Notes; or (ii) the sum of the present value of the remaining scheduled payments of principal and interest on the outstanding Notes (not including any portion of such payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined in the Indenture) plus 50 basis points, as calculated by an Independent Investment Banker (as defined in the Indenture), plus, in each case accrued and unpaid interest.  The Adjusted Treasury Rate will be calculated on the second business day preceding the Redemption Date.  The Company will publicly announce the Redemption Price as soon as reasonably practical after it is calculated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date:	July 13, 2016	By:	/s/ J. Franklin Hall
J. Franklin Hall